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                                                                  Exhibit 10.16

                            STOCK PURCHASE AGREEMENT


     THIS AGREEMENT is made as of September 19th, 1996 among each of the stockholders of Taylor Industrial Software Inc., an Alberta corporation (the "Company"), all of whom are listed on the Stockholders List attached hereto as EXHIBIT A (collectively "Sellers" and individually a "Seller") 697621 Alberta Ltd. an Alberta corporation ("TCP"), and Total Control Products, Inc., an Illinois corporation ("Parent").

                                 R E C I T A L S

     A. Sellers own all of the outstanding First Preferred Shares ("First Preferred Shares") and Common Shares ("Common Shares") of the Company. For purposes of this Agreement, the First Preferred Shares and the Common Shares are collectively referred to herein as the "Shares".

     B. TCP desires to purchase all the outstanding First Preferred Shares and certain of the outstanding Common Shares from Sellers and Sellers desire to sell such Shares to TCP, on the terms and subject to the conditions herein contained.


     C. All references herein to the Company, Parent or TCP shall include their respective successors and assigns.

                               A G R E E M E N T S

     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1

           PURCHASE AND SALE OF SHARES; CLOSING AND MANNER OF PAYMENT

     1.1 AGREEMENT TO PURCHASE AND SELL SHARES. Effective as of the date hereof, TCP hereby purchases from Sellers, and Sellers hereby sell to TCP, all of the outstanding First Preferred Shares and 685,000 Common Shares ("Common Shares"), free and clear of all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, equities, encumbrances, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise (collectively, "Claims"). Each Seller shall sell to TCP all of the First Preferred Shares owned by him or her and the number of Common Shares set forth opposite his or her name on EXHIBIT A attached hereto.


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     1.2   PURCHASE PRICE.  The purchase price for each First Preferred Share shall be equal to $9.18385 per share for an aggregate purchase price equal to $1,421,660 (the "Preferred Purchase Price"). The aggregate purchase price for the Common Shares shall be equal to $5,968,157 (the "Common Purchase Price"). For purposes of this Agreement, the Preferred Purchase Price and the Common Purchase Price are collectively referred to herein as the "Purchase Price".
Each Seller shall receive that portion of the Purchase Price as is equal to the following: (a) the number of First Preferred Shares being sold by such Seller pursuant to this Agreement multiplied by $9.18385; plus (b) the amount set forth opposite his or her name on EXHIBIT A attached hereto.

     1.3 MANNER OF PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid or satisfied at the Closing (as herein defined) by a wire transfer of immediately available funds to such bank account or accounts as Sellers shall designate by written notice delivered to TCP on or prior to the date hereof; provided, however, that payment of $2,200,000 of the Purchase Price otherwise payable to Neil Taylor shall be deferred and such deferred amount shall be evidenced by the delivery of a promissory note in form attached hereto as
EXHIBIT B (the "Seller Note").   If TCP shall so pay Purchase Price, including
the delivery of the Seller Note, TCP shall have no responsibility for the disbursement thereof from said account or accounts to Sellers.

     1.4.  ADDITIONAL PAYOUT.

     (a) DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

          (i) "AFFILIATE" means, with respect to a particular person, any person or entity which Controls that person, which that person Controls, or which is
under common control with that person.   For purposes of this Agreement, any
affiliate of TCP, Parent or the Company shall specifically not include Digital Electronics Corporation ("Digital").

           (ii) "CONTROL" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

           (iii) "DISPOSITION" shall mean, with respect to any Product, a sale, transfer, assignment, exclusive licence or sublicense or any other disposition of such Product and, with respect to a Subsidiary, the sale of shares of the Subsidiary effecting a transfer of Control of such Subsidiary or the sale, lease or exchange of all of substantially all of the assets of such Subsidiary.

          (iv) "DISPOSITION AMOUNT" shall mean 100% of the gross proceeds of any Disposition of a Product or Subsidiary.

          (v) "FIRST EARNOUT PERIOD" shall mean the 12 month period beginning on the first day of the month immediately following the date of this Agreement and the term "SECOND EARNOUT PERIOD" shall mean the 12 month period immediately following the First Earnout Period and the term "EARNOUT PERIODS" shall mean the First Earnout Period and the Second Earnout Period collectively.


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          (vi) "PRODUCT" means any product or any product line owned or held by the Company or its Subsidiaries on the date hereof and at any time during the Earnout Periods.

          (vii) "NET REVENUES" shall mean the actual consolidated revenues of the Company and its Subsidiaries (net of returns, allowances and discounts) during each of the Earnout Periods as determined in accordance with Canadian generally accepted accounting principles ("CANADIAN GAAP") applied on a consistent basis during each of the Earnout Periods, as adjusted pursuant to the table set forth in EXHIBIT C attached hereto. Notwithstanding the foregoing and for greater certainty, no revenue item shall be included twice in the calculation of Net Revenues and the calculation of Net Revenues shall not include any Goods and Services Tax or any other sales or taxes collected on behalf of any taxing authority.

          (viii) "RESELL" and "RESOLD" shall include a sale, transfer, assignment, lease, licence or sublicense.

     (b) CONTINGENT CONSIDERATION. (i) If Net Revenues during the First Earnout Period exceed eight million dollars ($8,000,000), the Company shall pay to Sellers an aggregate amount equal to one million dollars ($1,000,000); (ii) to the extent that Net Revenues during the First Earnout Period exceed nine million two hundred thousand dollars ($9,200,000), the Company shall pay to Sellers an aggregate amount equal to fifty percent (50%) of such excess; provided, however, that the payment pursuant to this Section 1.4(b)(ii) shall not exceed three million dollars ($3,000,000); (iii) if Net Revenues during the Second Earnout Period exceed eight million dollars ($8,000,000), the Company shall pay to Sellers an aggregate amount equal to one million dollars ($1,000,000); and (iv) to the extent that Net Revenues during the Second Earnout Period exceed ten million six hundred thousand dollars ($10,600,000), the Company shall pay to Sellers an aggregate amount equal to fifty percent (50%) of such excess; provided, however, that the payment pursuant to this Section 1.4(b)(iv) shall not exceed three million dollars ($3,000,000) (collectively, the "Contingent Consideration"). For purposes of this Agreement, any Contingent Consideration paid to Sellers shall be deemed additional Common Purchase Price.

     (c) PAYMENT OF CONTINGENT CONSIDERATION. As soon as practicable after the end of each Earnout Period, but in any event, no later than 90 days after the end of each Earnout Period, TCP will determine the final aggregate amount of Net Revenues for such preceding Earnout Period and shall deliver to Sellers a special audit report detailing the calculation of the Net Revenues for such Earnout Period (the "Contingent Notice"), together with a certified cheque payable to each of the Sellers in an amount equal to such Seller's portion of the Contingent Consideration for such Earnout Period as set forth on EXHIBIT A attached hereto. The Contingent Notice shall be prepared by TCP and shall be audited by Arthur Andersen, LLP (the "ACCOUNTANTS"). Any Seller may, within twenty (20) days after receipt of the Contingent Notice, deliver to TCP and each other Seller, written notice (the "Dispute Notice") identifying any dispute that such Seller may have with respect to the calculation of Net Revenues for such Earnout Period. If a Dispute Notice is not delivered by any Seller to TCP within such twenty day period, the calculation of Net Revenues as set forth in the Contingent Notice shall be final and binding on the parties hereto,



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excepting fraud and wilful misconduct by TCP or any of its officers, directors or agents. Within twenty (20) days following TCP's receipt of a Dispute Notice, TCP and the disputing Seller(s) shall in good faith attempt to agree upon the Contingent Consideration, if any, for such Earnout Period. If TCP and the disputing Seller(s) cannot agree to the amount of the Contingent Consideration, if any, for such Earnout Period, they shall jointly submit their dispute to the Edmonton office of Ernst & Young (the "Arbiter") for final determination, whose determination shall be made within ninety (90) days of the date the dispute is submitted to the Arbiter. The fees and expenses of the Arbiter shall be shared equally between TCP and the disputing Seller(s); provided, however, that the Arbiter shall have the discretion to award the payment of its fees and each party's costs and expenses, including, without limitation, reasonable attorneys fees, if the Arbiter determines that a party to the proceeding acted unreasonably in disputing the amount of the Contingent Consideration. The Arbiter's determination as to the amount of Contingent Consideration for such Earnout Period shall be final and binding on the parties hereto. The remainder of the Contingent Consideration, if any, or the amount of Contingent Consideration to be refunded to the Company, if any, shall be paid by the Company to Sellers (in proportion to each of their respective percentage interests in the Contingent Consideration as set forth on EXHIBIT A attached hereto) or by Sellers (severally in proportion to each of their respective interests in the Contingent Consideration and not jointly), to the Company, as the case may be, upon the final determination of the Contingent Consideration, with interest at the prime rate of interest as announced from time to time by American National Bank and Trust Company of Chicago. In connection with the determination of the Contingent Consideration by the Arbiter, TCP shall give the Sellers, their agents and the Arbiter, as applicable, reasonable access to the portion of the books and records of TCP, the Company and their respective Subsidiaries which are relevant to the calculation of the Contingent Consideration during normal business hours upon reasonable advance notice during the period from the delivery of the Contingent Notice to the final determination of the amount of the Contingent Consideration for such Earnout Period.

     1.5. DOLLAR FIGURES. Unless otherwise expressly noted herein, all dollar figures contained herein shall be deemed references to U.S. Dollars. Any required conversion of Canadian Dollars into U.S. Dollars shall be made as of the date the calculation is made based upon the exchange rates set forth in the Wall Street Journal on the date immediately preceding the date the calculation is made.

     1.6. CLOSING. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Macleod Dixon, 400-3rd Avenue S.W., Calgary, Alberta at 10:00 a.m. on the date hereof. At the Closing, the Sellers shall deliver to TCP certificates evidencing all of the outstanding First Preferred Shares and certificates representing 685,000 Common Shares duly endorsed in blank, or accompanied by valid stock powers duly executed in blank, in proper form for transfer. The parties shall also deliver such other documents (including articles of incorporation, incumbency certificates, good standing certificates, opinions, certificates of independent legal advice, lien searches and resignations) as are reasonably required or requested in order to effectuate the consummation of the transaction contemplated hereby. All documents to be delivered by a party shall be in form and substance reasonably satisfactory to the other party and its counsel.



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                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF TCP. TCP and Parent jointly and severally represent and warrant to Sellers as follows:

     (a) ORGANIZATION. TCP is a corporation duly incorporated and organized, validly existing and in good standing, under the laws of the Alberta, Canada. TCP has full corporate power and authority to carry on its business as such business is now being conducted. Parent is a corporation duly incorporated and organized, validly existing and in good standing, under the laws of the State of Illinois. Parent has full corporate power and authority to carry on its business as such business is now being conducted.

     (b) POWER, AUTHORITY AND ENFORCEABILITY. TCP and Parent have full corporate power and authority to enter into and perform this Agreement and all agreements to be executed and delivered by TCP and Parent in connection herewith to the extent each is a party thereto (collectively, "TCP's Ancillary Documents"). The execution and delivery by TCP and Parent of this Agreement and TCP's Ancillary Documents to the extent each is a party thereto and the performance by TCP and Parent of their respective obligations hereunder and thereunder have been duly authorized and approved by all requisite corporate action. This Agreement is, and when executed and delivered, TCP's Ancillary Documents will be, the legal, valid and binding obligations of TCP and Parent to the extent each is a party thereto enforceable against TCP and Parent in accordance with their respective terms to the extent each is a party thereto. This Agreement has been, and when executed and delivered TCP's Ancillary Documents will be, duly executed and delivered by a duly authorized officer of TCP and Parent to the extent each is a party thereto.

     (c) CONSENTS. No consent, authorization, order or approval of, or filing or registration with, any government, any political subdivision, agency, and any entity, exercising executive, legislative, judicial, regulatory or administrative functions of government (each, a "Government Authority") is required for or in connection with the consummation by TCP and Parent of the transaction contemplated by this Agreement or by TCP's Ancillary Documents, with the exception of the filing of a notice under the terms of the Investment Canada Act.

     (d) NO VIOLATION. Neither the execution and delivery of this Agreement or TCP's Ancillary Documents by TCP or Parent, nor the consummation by TCP or Parent of the transaction contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of TCP's or Parent's Articles of Incorporation or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award or agreement binding on TCP or Parent.

     (e) NO DEFAULT. Neither TCP nor Parent is a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by TCP or Parent according to the terms of this


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Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by TCP or Parent according to the terms of this Agreement may be prohibited, prevented or delayed.

     (f) BROKERAGE FEES. Except for payments due to Blitzer & Associates, neither TCP, Parent nor any of their respective Affiliates has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other.

     2.2 REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers, jointly and severally, represent and warrant to TCP that, except as set forth in the schedule delivered by Sellers to TCP concurrently herewith and identified as the "Disclosure Schedule":

     (a) DEFINITIONS. For purposes of this Section 2.2, (i) the term "Subsidiary" shall mean any corporation or other organization, whether incorporated or unincorporated, of which at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such person or by any one or more of its subsidiaries.

     (b) ORGANIZATION (i) Each of the Company and its Subsidiaries (each of which is listed in the Disclosure Schedule), (A) is a corporation or other legal entity duly incorporated and organized, validly existing and in good standing under the laws of its jurisdiction of organization and such other jurisdiction into which it has been continued or in which it has qualified as a foreign or extra provincial corporation; (B) has all requisite power and authority to own or lease, and operate its properties and assets, and to carry on its business as now conducted and as proposed to be conducted; (C) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed; and (D) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business.

          (ii) All of the issued and outstanding shares of capital stock of the Company's Subsidiaries are duly authorized, have been validly issued, and are fully paid and nonassessable and, except as set forth in the Disclosure Schedule, are legally and beneficially, directly or indirectly wholly-owned by the Company free and clear of Claims. The following information for each Subsidiary of the Company is listed in the Disclosure Schedule, if applicable:
(i) its name and jurisdiction of incorporation or organization; (ii) the location of its chief executive office; (iii) a summary of its lines of business and products; (iv) its authorized capital stock; (v) the number of issued and outstanding shares of capital stock; and (v) the record owner or owners of such shares of capital stock.

          (iii) The Company has no subsidiaries (other than its Subsidiaries), and does not own any legal or beneficial, direct or indirect, interest in any corporation, joint venture, partnership, association or other entity. Since January 1, 1990, neither the Company nor any of its Subsidiaries have (i) disposed of the capital stock or assets of any ongoing business (or portion


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thereof) outside of the ordinary course of business, or (ii) purchased the business and/or assets of another person, firm or corporation (whether by purchase of stock, assets, merger or otherwise).

     (c) POWER, AUTHORITY AND ENFORCEABILITY. The Company has full power and authority to enter into and perform this Agreement and all agreements executed and delivered by the Company in connection herewith (collectively, "Sellers' Ancillary Documents"). The execution and delivery by the Company of Sellers' Ancillary Documents and the performance by the Company of its obligations thereunder have been duly authorized and approved by the Board of Directors of the Company. The Agreement is, and when executed and delivered, Sellers' Ancillary Documents will be, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms. When executed, Sellers' Ancillary Documents will be duly executed and delivered by a duly authorized officer of the Company to the extent the Company is a party thereto.

     (d) NO CONSENT. No consent, authorization, order or approval of, or filing or registration with any Governmental Authority is required for or in connection with the consummation by the Company of the transaction contemplated by this Agreement or by Sellers' Ancillary Documents.

     (e) NO VIOLATION. Neither the execution and delivery of this Agreement or Sellers' Ancillary Documents by the Company, nor the consummation by the Company of the transaction contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company's Articles of Incorporation or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which the Company is a party or by which the Company is bound.

     (f) ORGANIZATIONAL DOCUMENTS. True and complete copies of the constating documents and all amendments thereto, the by-laws as amended and currently in force, all stock records, and all corporate minute books and records of the Company and each of its Subsidiaries have been furnished for inspection to TCP. Said stock records accurately reflect all stock transactions and the current stock ownership of the Company and each of its Subsidiaries. The corporate minute books and records of the Company and each of its Subsidiaries contain true and complete copies of all resolutions properly adopted by the shareholders and/or the board of directors of the Company and each of its Subsidiaries and any other action formally taken by them respectively as such.

     (g) CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists of: (i) an unlimited number of First Preferred Shares, of which one hundred fifty-four thousand eight hundred (154,800) shares are issued and outstanding; and (ii) an unlimited number of Common Shares, of which one million (1,000,000) shares are issued and outstanding. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding. All of the issued and outstanding First Preferred Shares and Common Shares have been validly issued, are fully paid and nonassessable, and are owned beneficially and of record by Sellers. The Sellers own the numbers of First Preferred Shares and Common Shares set forth opposite their respective names on EXHIBIT A, free and clear of all Claims. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities


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or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or obligating the Company to issue any securities of any kind.

     (h) BOOKS AND RECORDS. The Company's and each of its Subsidiaries' books, accounts and records are, and have been, maintained in the Company's and each of its Subsidiaries' usual, regular and ordinary manner, in accordance with Canadian GAAP consistently applied, and all transactions to which the Company and each of its Subsidiaries is or has been a party are properly reflected therein.

     (i) FINANCIAL STATEMENTS. The Disclosure Schedule contains true and complete copies of the audited consolidated balance sheets, statements of income, retained earnings, cash flows and notes to financial statements (together with any supplementary information thereto) of the Company and its Subsidiaries as of and for the years ended March 31, 1994, 1995 and 1996. The financial statements described in the preceding sentence are hereinafter referred to as the "Financial Statements". The Disclosure Schedule also contains true and complete copies of the unaudited consolidated balance sheet and statements of income, retained earnings and cash flows of the Company and its Subsidiaries as of and for the three month period ended June 30, 1996. The financial statements described in the preceding sentence are referred to herein as the "Interim Financial Statements". The Financial Statements and the Interim Financial Statements present accurately and completely the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered by said statements, all in accordance with GAAP consistently applied.

     (j) LIABILITIES. Neither the Company nor any of its Subsidiaries has any material obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by Canadian GAAP consistently applied to be provided or reserved against on a balance sheet (all the foregoing herein collectively being referred to as the "Liabilities") except for: (i) Liabilities expressly provided for or reserved against in the Financial Statements or the Interim Financial Statements; (ii) Liabilities which have been incurred by the Company or any of its Subsidiaries subsequent to June 30, 1996 in the ordinary course of the Company's or any of its Subsidiaries' businesses and consistent with past practice; (iii) Liabilities under the executory portion of any written purchase order, sales order, lease, agreement or commitment of any kind by which the Company or any of its Subsidiaries is bound and which was entered into in the ordinary course of the Company's or any of its Subsidiaries' business and consistent with past practice; and (iv) Liabilities under the executory portion of Permits (as herein defined), Environmental Permits (as herein defined), licenses and governmental directives and agreements issued to, or entered into by, the Company or any of its Subsidiaries in the ordinary course of business. None of the Liabilities described in subparagraphs (i) through (iv) of this paragraph (j) relates to or has arisen out of a breach of contract, breach of warranty, tort or infringement by or against the Company or any of its Subsidiaries or any claim or lawsuit involving the Company or any of its Subsidiaries.

     (k) TITLE TO ASSETS. The Company and each of its Subsidiaries have good and marketable title to their respective assets, free and clear of any liens, claims, encumbrances and security


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interests, except for liens imposed by statute securing the payment of taxes which are not due at the relevant time. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Company's or any of its Subsidiaries' assets has been recorded, filed, executed or delivered. There is no agreement, option or other right or privilege outstanding in favor of any person for the purchase from the Company or any of its Subsidiaries of the business or any of the assets of the Company or any of its Subsidiaries out of the ordinary course of business.

     (l) INSURANCE. The Disclosure Schedule contains a true and correct list and description (including coverages, deductibles and expiration dates) of all insurance policies and bonds which are owned by the Company or any of its Subsidiaries or which name the Company or any of its Subsidiaries as an insured (or loss payee), including, without limitation, those which pertain to the Company's assets, employees or operations. All such insurance policies and bonds are in full force and effect with all premiums due thereof paid and the Company or any of its Subsidiaries has not received notice of cancellation of any such insurance policies or bonds.

     (m)  BANK INFORMATION.  The Disclosure Schedule contains a list showing:
(i) the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box; (ii) the names of all persons authorized to draw thereon or to have access thereto and the names of all persons and entities, if any, holding powers of attorney from the Company or any of its Subsidiaries; and (iii) all instruments or agreements to which the Company or any of its Subsidiaries is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.

     (n)(i) TAXES. As used in this Agreement, the following terms shall have the following meanings: (A) the term "Taxes" means all federal, provincial, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; (B) the term "Returns" means all returns, declarations, reports, elections, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns; (C) the term "Code" means the Income Tax Act (Canada). All citations to the Code, or to any regulations promulgated thereunder, shall include any amendments or any substitutes or successor provisions thereto.

         (ii) As of the date hereof, there have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by the Company or any of its Subsidiaries. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, tax pool balances or other matters of the Company or any of its Subsidiaries or any other information required to be shown thereon. An extension of time within which to file any Return which has not been filed has not been requested or granted.


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        (iii)  With respect to all amounts in respect of Taxes imposed upon the
     Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is or could be liable to any taxing authority with respect to all taxable periods or portions of periods ending on or before the date hereof, all applicable tax laws have been fully complied with, and all amounts required to be paid by the Company or any of its Subsidiaries to any taxing authority on or before the date hereof, have been paid.

         (iv) To the knowledge of each Seller, no issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. Neither the Company nor any of its Subsidiaries has entered into any agreement or other arrangement or executed any waiver providing for any extension of time within which (A) to file any Return covering any Taxes for which the Company or any of its Subsidiaries is or may be liable;
     (B) the Company or any of its Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; or (C) any taxing authority may assess or collect Taxes for which the Company or any of its Subsidiaries is or may be liable. The Disclosure Schedule sets forth (A) the taxable years of the Company and each of its Subsidiaries as to which the respective statutes of limitations with respect to Taxes have not expired, and (B) with respect to such taxable years sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. All assessments made or threatened as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements and the Interim Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the Financial Statements and the Interim Financial Statements.

          (v) The Canadian federal and provincial income and capital tax liabilities of the Company and each of its Subsidiaries have been assessed by the relevant taxing authority and notices of assessment have been issued to the Company or its Subsidiaries by the relevant taxing authority for all taxation years ending prior to [March 31, 1996].

          (vi) To Sellers' knowledge, there are no assessments, actions, suits, proceedings, investigations, audits or claims now pending or threatened against the Company or any of its Subsidiaries in respect of any Taxes and there are no matters under discussion with any taxing authority relating to Taxes or assessments.

          (vii) The Company and each of its Subsidiaries has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any of its employees, officers and directors and any non-resident Person, the amount of all Taxes and other deductions required by any applicable law, rules or regulations to be withheld from any such amount and has duly and timely remitted the same to the appropriate taxing or other governmental authority or agency.

          (viii) Neither the Company nor any of its Subsidiaries has sold or acquired any assets or services for less than fair market value to or from any Person with whom it does not deal at arm's length within the meaning of the INCOME TAX ACT (Canada).

          (ix) The Sellers are not non-residents of Canada within the meaning of the INCOME TAX ACT (Canada).

     (o) AFFILIATE TRANSACTIONS. The Disclosure Schedule sets forth every business relationship (other than normal employment relationships) between the Company or any of its Subsidiaries, on the one hand, and any of the Company's or any of its Subsidiaries' respective officers, directors, employees or shareholders or members of their families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand (each, a "Related Party"). None of said parties (other than the Company or any of its Subsidiaries) owns any assets which are used in the Company's or any of its Subsidiaries' businesses, or is engaged in any business which competes with the Company's or any of its Subsidiaries' businesses.

     (p) INTERIM TRANSACTIONS. Since March 31, 1996, neither the Company nor any of its Subsidiaries has:

          (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any of its assets or property, except for sales of inventory and cash applied in the payment of its liabilities, in the usual and ordinary course of business consistent with the Company's or any of its Subsidiaries' past practices;

          (b) suffered any theft, casualty, damage, destruction or loss, or interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

          (c) made or suffered any material change in the conduct or nature of any aspect of its business;

          (d) waived any right or compromised any debt or claim arising out of the conduct of, or with respect to, its business;

          (e) made (or committed to make) capital expenditures in an amount which exceeds $10,000 for any item or $50,000 in the aggregate;

          (f)  made any change in accounting methods or principles;

          (g) discharged any liability except in the usual and ordinary course of business in accordance with past practices, or prepaid any liability;

          (h) borrowed any money or issued any bonds, debentures, notes or other corporate securities, including without limitation, those evidencing borrowed money;

          (i) increased the compensation payable to any employee, except for normal increases in the ordinary course of business consistent with past practices;

          (j) hired or terminated any employee who has an annual salary in excess of $40,000;

          (k) issued or sold any securities or rights to acquire securities of any class;

          (l) paid, declared or set aside any dividend or other distribution on its securities of any class or purchased, exchanged or redeemed any of its securities of any class;

          (m) entered into any transaction with any Related Party; or

          (n) without limitation by the enumeration of any of the foregoing, entered into any transaction other than in the usual and ordinary course of business in accordance with past practices (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry by Sellers into this Agreement or their consummation of the transaction contemplated hereby).

     (q) MATERIAL ADVERSE CHANGE. Since March 31, 1996, neither the Company nor any of its Subsidiaries has suffered or been threatened with any material adverse change in the business, operations, assets, liabilities, financial condition or prospects of the Company or any of its Subsidiaries, including, without limiting the generality of the foregoing, the existence or threat of a labor dispute, or any material adverse change in, or loss of, any relationship between the Company or any of its Subsidiaries and any of their respective customers, suppliers or key employees.

     (r) CONTRACTS. The Disclosure Schedule correctly and completely lists all contracts, leases, and agreements to which the Company or any of its Subsidiaries is a party and which relates to the conduct of the Company's or any of its Subsidiaries' businesses and either (a) requires the payment or receipt of an annual amount in excess of $25,000; or (b) relates to employment and employment related agreements, covenants not to compete, confidentiality agreements, collective bargaining agreements or agreements with trade unions or associations, loan agreements, notes, security agreements or sales representative, distribution, franchise, advertising and similar agreements.
All contracts, leases and other instruments referred to in this paragraph (r) are in full force and binding upon the parties thereto. No default by the Company or any of its Subsidiaries has occurred thereunder and, to the best of the Sellers' knowledge, no default by the other contracting parties has occurred thereunder. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by the Company or any of its Subsidiaries thereunder.

     (s) NO DEFAULTS. Neither the Company, any of its Subsidiaries nor any Seller is a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by the Company, any of its Subsidiaries or Sellers according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by Sellers of this Agreement may be prohibited, prevented or delayed.

     (t) PERMITS. The Disclosure Schedule contains a true and correct copy of every license, permit, registration and governmental approval, agreement and consent applied for, pending by, issued or given to the Company or any of its Subsidiaries, and every agreement with governmental authorities (federal, provincial, local or foreign) entered into by the Company or any of its Subsidiaries, which is in effect or has been applied for or is pending (the "Permits"). Such Permits constitute all licenses, permits, registrations, approvals and agreements and consents which are required in order for the Company or any of its Subsidiaries to conduct its business as presently conducted.

     (u) PENSION AND BENEFIT PLANS (i) The Disclosure Schedule sets forth all the employee benefits, welfare, bonus, profit sharing, deferred compensation, stock option, stock purchase or stock compensation, retirement, hospitalization insurance, medical and dental insurance, disability insurance or similar plans or practices relating to the employees of the Company or any of its Subsidiaries (the "plans") which as of the date hereof are currently maintained or contributed to, or at any time within the last five (5) calendar years were maintained or contributed to by the Company or any of its Subsidiaries, or in which any employee or former employee of the Company or any of its Subsidiaries is or was eligible to participate and with respect to the Company or any of its Subsidiaries has any actual or potential liability.

          (ii) Sellers have furnished to TCP true, correct and complete copies of (A) the plan documents of each plan and all amendments thereto; (B) the most current summary plan description of each plan (and any summary of material modifications thereto); (C) all related trust agreements, insurance contracts and other funding agreements (and all amendments thereto) which implements the plans; (D) the two most recent actuarial valuations prepared for each plan, that is a defined benefit pension plan, or contains defined benefit component; (E) the two most recent financial statements prepared for each plan with respect to which a financial statement is required to be prepared or has been prepared; (F) the two most recent annual returns for each plan with respect to which an annual return is required to be prepared and filed; (G) all material written employee communications with respect to each plan; (H) proof of registered status of each plan; (I) all professional opinions (whether or not internally prepared) with respect to the plans; (J) all material internal memoranda concerning the plans; and (K) copies of material correspondence with all regulatory authorities with respect to each plan.

          (iii) The plans have been established, qualified, invested and administered in all respects, in accordance with all applicable laws and in accordance with all understandings between the Company or any of its Subsidiaries and the employees of the Company or any of its Subsidiaries and are in good standing under all applicable laws and no events have occurred which could jeopardize such status.

          (iv) All obligations (including, without limitation, fiduciary and funding obligations and payment of any taxes, penalties or fees payable under applicable laws) required to be performed in connection with the plans pursuant to their terms and applicable laws have been performed and there are no outstanding defaults or violations by any party thereto.

          (v) None of the plans, nor any related trusts or other funding media thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both, could reasonably be expected to give rise to any such proceeding, action or claim or affect the registration of any of the plans. Further, should any matter arise which could affect the registration of any of the plans, the Company or one of its Subsidiaries will, in a timely fashion, take or cause to be taken all steps required to ensure that registration does not affect it.

          (vi) There are no outstanding liabilities under the plans for taxes, penalties or fees under any applicable laws.

          (vii) The plans are duly registered where required by applicable laws.

          (viii) All contributions or premiums required to be made by the Company and each of its Subsidiaries under the terms of the plans or by applicable laws have been made in a timely fashion in accordance with the terms of the plans and applicable laws and neither the Company nor its Subsidiaries have any liability (other than liabilities accruing after the date hereof) with respect to any of the plans. Contributions and premiums are to be paid on an accrual basis for the period up to closing, even though they are not otherwise required to be made until a later date in respect of the period that includes closing.

          (ix) Each of the plans is fully funded or fully insured or both on an ongoing and solvency basis in accordance with the actuarial method and assumptions set out in the most recent actuarial valuation prepared for each plan and in accordance with the applicable laws and generally accepted actuarial practice.

          (x) No amendments have been made to the plans and no improvements to the plans have been promised in writing except such amendments which may be necessary to implement the transactions contemplated hereby. No material changes or events which the Company or any of its Subsidiaries is aware to have occurred which have a material affect on the financial or actuarial statements in respect of the plans required to be provided to TCP under this Agreement. There have been no improper applications, withdrawals or transfers of assets by the Company or any of its Subsidiaries from or under the plans or the funds relating thereto.

          (xi) The assets of the plans are properly invested and no facts or circumstances exist which could adversely affect the tax-exempt status of the funds held thereunder, or subject such funds to any tax penalties under
     applicable laws and no taxes are exigible thereon.   None of the plans
     enjoy any special tax status under the INCOME TAX ACT (Canada), or under other applicable legislation, nor have any advance tax rulings been sought or received in respect of any plan.

          (xii) Neither the Company nor any of its Subsidiaries nor their agents have not breached any fiduciary obligations with respect to the administration of the plans or the funds relating thereto.

     (v)  EMPLOYEES.  With respect to employees of the Company or any of its
Subsidiaries: (i) there are no pending or threatened unfair labor practice charges or employee grievance charges or outstanding orders under applicable federal or provincial Occupational Health and Safety legislation; (ii) there is no request for (or current) union representation, labor strike, dispute, slowdown or stoppage pending or threatened against or directly affecting the Company or any of its Subsidiaries; (iii) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist; (iv) the employment of each of the Company's or any of its Subsidiaries' employees is terminable at will without cost to the Company or any of its Subsidiaries except for payments of accrued salaries or wages and vacation pay, subject to such notice requirements or financial payments in lieu thereof pursuant to applicable law and other obligations required by applicable law; (v) no employee or former employee has any right to be rehired by the Company or any of its Subsidiaries prior to the Company's or any of its Subsidiaries' hiring a person not previously employed by the Company or any of its Subsidiaries; and (vi) a true and complete list of all employees who are employed by the Company or any of its Subsidiaries as of July 31, 1996 has been described in a confidential memo delivered to Parent and said list correctly reflects their salaries, wages, other compensation, dates of employment and
positions.   The Company and each of its Subsidiaries is up to date in making employment insurance payments required by the Employment Insurance Act (Canada), payments required by the Pension Benefits Standards Act, 1985 (Canada), withholding payments required by the Income Tax Act (Canada), and workers compensation payments required pursuant to any relevant Workers Compensation Legislation including without limitation the Workers Compensation Act (Alberta), and payments to any other pension or insurance programs to which the Company or any of its Subsidiaries may be a party, including the payment of any union or association dues or fees.

     (w) LITIGATION. There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations known to Sellers before any commission or other administrative authority, pending or, to the best of Sellers' knowledge, threatened against the Company or any of its Subsidiaries, or any of their respective officers, directors or Affiliates, with respect to or affecting the Company's or any of its Subsidiaries' assets, operations, business, products, sales practices or financial condition, or related to the consummation of the transaction contemplated hereby.

     (x) WARRANTIES. Neither the Company nor any of its Subsidiaries has made any oral or written warranties with respect to the quality or absence of defects of its products or services which it has sold or performed which are in force as of the date hereof except as are described in the Disclosure Schedule. There are no material claims pending, anticipated or threatened against the Company or any of its Subsidiaries with respect to the quality of or absence of defects in such products or services.

     (y) ARBITRATION AWARDS. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting the properties, assets, personnel or business activities of the Company or any of its Subsidiaries.

     (z) COMPLIANCE WITH LAWS. The Company and each of its Subsidiaries has been and is now conducting its business in the ordinary course and neither the Company nor any of its Subsidiaries is in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any federal, provincial or local governmental authority (or to which the property, assets, personnel or business activities of the Company or any of its Subsidiaries is subject or to which it, itself, is subject), including, without limitation, federal, provincial or local laws, statutes and regulations relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, occupational health and safety, wages and hours, discrimination, and zoning ordinances and building codes. Copies of all notices of violation of any of the foregoing which the Company or any of its Subsidiaries has received within the past three years are attached to the Disclosure Schedule.

     (aa) ENVIRONMENTAL LAWS. The Company, each of its Subsidiaries and their respective assets and businesses are in compliance with all Environmental Laws (as herein defined) and Environmental Permits (as herein defined) and there are no Hazardous Materials (as herein defined) located on, in, or under any or Leased Premises and no conviction has occurred and no penalties have been assessed under any Environmental Laws. A copy of any notice, demand, request for information, summons, order, citation, inquiry or complaint which the Company or any of its Subsidiaries has received in the past five years of any alleged violation of any Environmental Law or Environmental Permit is contained in the Disclosure Schedule, and all violations alleged in said notices have been corrected. The Company and each of its Subsidiaries possesses all Environmental Permits which are required for the operation of their respective businesses and all Environmental Permits are in full force and effect and the Company and each of its Subsidiaries is in compliance with the terms and conditions thereof. Copies of all Environmental Permits issued to the Company or any of its Subsidiaries are contained in the Disclosure Schedule. As used in this Agreement, (i) "Environmental Laws" means all federal, provincial and local laws, statutes, regulations, ordinances, rules, regulations, by-laws and policies, or other legislation of any kind, and any judicial or administrative interpretation thereof, including, without limitation, all court or administrative orders, decrees, judgements and arbitration awards, and the common law, which pertain to environmental matters, health, safety or natural resources or contamination of any type whatsoever; (ii) "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws; and (iii) "Hazardous Materials" means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise a hazardous substance or any other chemicals, materials or substances otherwise regulated, controlled or limited by any Environmental Law or for which a standard is set by any Environmental Law or which are present in concentrations or at locations that present a threat to human health or the environment.

     (bb) REAL ESTATE. Neither the Company nor any of its Subsidiaries owns any real estate. Neither the Company nor any of its Subsidiaries leases any real estate other than the premises identified in the Disclosure Schedule as being so leased (the "Leased Premises"). The Leased Premises are leased to the Company or one of its Subsidiaries pursuant to written leases, true, correct and complete copies of which are attached to the Disclosure Schedule. No material expenditures are required to be made for the repair or maintenance of any improvements on the

Leased Premises. Neither the Company nor any of its Subsidiaries is in default under any agreement relating to the Leased Premises nor is any other party thereto in default thereunder. All options in favor of the Company or any of its Subsidiaries to purchase any of the Leased Premises, if any, are in full force and effect. The use, occupancy and operation of the Leased Premises by the Company or any of its Subsidiaries complies with all applicable laws, regulations, codes, ordinances and statutes.

     (cc) EQUIPMENT. The furniture, fixtures, vehicles, machinery, shelving, racks, equipment, tools, dies, molds, jigs, fixtures and other tangible personal property (other than inventory), including, without limitation, all physical property located in all Computer Programs (as defined herein), owned or leased by the Company or any of its Subsidiaries and used in any of their respective operations (collectively, the "Equipment") constitutes all tangible personal property necessary in order for the Company and each of its Subsidiaries to conduct their respective businesses as they have been conducted in the past.
All Equipment is in good operating condition and repair (ordinary wear and tear excepted). The Disclosure Schedule contains a complete list of all leased Equipment.

     (dd) ACCOUNTS RECEIVABLE. None of the account or trade receivables which are reflected on the Financial Statements or the Interim Financial Statements are subject to any counterclaim or set off. All of such account or trade receivables arose out of bona fide, arms length transactions for the sale of goods or performance of services.

     (ee) INVENTORY. All of the Company's and each of its Subsidiaries' inventory which is held for sale or resale, consists of items of a quantity and quality useable and saleable in the normal course of business. The Company's and each of its Subsidiaries' inventory is free from defects in materials and/or workmanship.

     (ff) INTELLECTUAL PROPERTY DEFINITIONS. (i) For purposes of this Agreement, the following terms shall have the following meanings: (A) "Computer Programs" shall mean all of the computer programs, computer systems, modules and any related data and materials (whether in source code, object code or other form) distributed by the Company or any of its Subsidiaries to others; (B) "Intellectual Property" shall means all forms of industrial or intellectual property and technology, including patents, inventions, whether made, conceived or reduced to practice, all Trademarks, including the name "Taylor", designs, processes, know-how, technology, formulae, customer lists, all trade secrets, proprietary information and copyrights, now used in or necessary for the conduct of the Company's or any of its Subsidiaries' businesses or developed, licenced or acquired in connection with the Company's or any of its Subsidiaries' businesses, including, without limiting the generality of the foregoing, all rights or right to claim or make application, whether in equity or at law or otherwise, under the laws of copyright, moral rights, neighboring rights, patent, industrial design, design patent, mask work, integrated circuit topography, trademark, confidential information or any other industrial or intellectual property law; (C) "Technology" shall mean all of the intangible property and assets of the Company or any of its Subsidiaries including all ongoing business, accrued work in progress, all of the relationships of the Company or any of its Subsidiaries with actual, perspective or potential licensees or customers for any of the Computer Programs, technology or consulting services of the Company or any of its Subsidiaries; and (D) "Trademarks" shall mean all trademarks, service marks, or design marks, whether registered or not, slogans, trade names, trade dress and like devices or means used to distinguish the products or services of the Company or any of its Subsidiaries.

     (gg) INTELLECTUAL PROPERTY REPRESENTATIONS. To the best knowledge, information and belief of Sellers: (i) all of the Intellectual Property is valid and subsisting and enforceable against any third party; (ii) the Trademarks have all been used without interruption in the U.S.A. and Canada by the Company or any of its Subsidiaries, and all Trademarks which are registered or are the subject of an application for registration are used solely as registered or applied for, as applicable; (iii) no other party has been permitted to use or granted a license to use any of the Intellectual Property of the Company or any of its Subsidiaries; (iv) the Company or any of its Subsidiaries is the sole legal and beneficial owner of and is entitled to use the Intellectual Property without payment of any royalty or other fees; (v) no proceedings have been instituted or threatened that challenge the right of the Company or any of its Subsidiaries to own, use or license others to use any of the Intellectual Property or to distribute Computer Programs to others; (vi) no: (A) process, method or algorithm used, practiced, performed, sold or licensed to any party;
(B) product, device or apparatus made, used, produced, sold or licensed to any party; or (C) service provided by Company or any of its Subsidiaries or on their behalf; nor the conduct of the Company's or any of its Subsidiaries' respective businesses, infringe any patent, trademark, trade name, trade secret, know-how, industrial design, design patent, utility model, integrated circuit topography, mask work, copyright, moral rights, neighboring right or other industrial or intellectual property or other right owned or used by another nor is the subject of any pending or threatened legal, administrative or regulatory proceedings or outstanding court order; (vii) neither the Company nor any of its Subsidiaries has any pending or potential claim, demand or allegation charging any party with violation of its rights with respect to the Intellectual Property, Computer Programs or Technology nor does the Company or any of its Subsidiaries know of any such claim; (viii) there is no patent or patent application nor investigation by any person that would adversely affect the Company's or any of its Subsidiaries' respective businesses or any product, apparatus, method, process or design of the Company or any of its Subsidiaries; (ix) there is no government restriction or any limitation, domestic or foreign, on the manner in which any of the Intellectual Property may be used or licensed; (x) the Company and each of its Subsidiaries has promptly identified any invention made, conceived or reduced to practice and has promptly filed applicable patent applications for protection of any such invention any has, until such filing of the first patent application has occurred, kept the invention strictly secret and not permitted any disclosure, public use nor publication of the elements of the invention nor other means by which the elements of the invention may become available to the public; (xi) all of the Technology and Computer Programs were created by employees of the Company or any of its Subsidiaries working within the scope of the employment; (xii) in each case of development of Computer Programs and Technology set out in the Disclosure Schedule, the Company or its Subsidiaries has obtained either a duly executed assignment of all copyright, trademarks, obligations of confidence, property rights or any other right, title or interest in and to such Computer Programs and Technology as may have been developed or had such individual duly execute an employment agreement with the Company or any of its Subsidiaries which employment agreement shall, in addition to its other terms, transfer all such copyright, trademarks, obligations of confidence, property rights and any other right, title or interest in such prior developed Computer Programs and Technology or any part thereof to the Company or any of its Subsidiaries; (xiii) none of the Intellectual Property rights nor Computer Programs of the Company or any of its Subsidiaries violates or infringes any rights of others and neither the Company nor any of its Subsidiaries has received any notice of any claim or threat of such a violation or infringement; (xiv) neither Sellers, nor any shareholder, officer, director or employee or former employee of the Company or any of its Subsidiaries or any third party has disclosed any confidential information of the Company or any of its Subsidiaries except in the ordinary course of business of the Company or any of its Subsidiaries or with the authority of the Company or any of its Subsidiaries; (xv) the Company and each of its Subsidiaries has obtained waivers of moral rights from any authors of any Computer Programs of the Company or any of its Subsidiaries such that the Company or its Subsidiaries may enjoy uninterrupted use, sale, distribution, modification, alteration and attribution of or for each such Computer
Program; and (xvi) the Company and each of its Subsidiaries has obtained assignments or waivers of all applicable neighboring rights from any authors of any Computer Programs of the Company or any of its Subsidiaries such that the Company or its Subsidiaries may enjoy uninterrupted use, sale, distribution, reproduction, modification, alteration, public display, publication and attribution of or for each such Computer Program.

     (hh) COMPUTER PROGRAMS, EQUIPMENT AND TECHNOLOGY: To the best knowledge, information and belief of Sellers: (i) all rights in the Computer Programs and the Technology are good, valid, subsisting and enforceable by the Company or its Subsidiaries and no further rights other than those under third party licenses are necessary or desirable to use, manufacture, reproduce, market, distribute, display, adapt, modify, create, derivative works, sell or license any products, Computer Programs or Technology of Company or any of its Subsidiaries; (ii) the use, manufacture, reproduction, performance, operation, marketing, distribution, display, adaptation, modification, creation of derivative works, sale, licensing or other dealing with any of the products, Computer Programs or Technology of the Company or any of its Subsidiaries does not and will not infringe on any rights of any third party; (iii) all of the Computer Programs distributed by the Company or any of its Subsidiaries have been developed, tested and installed, and operate substantially in accordance with Company's or any of its Subsidiaries' specifications and user documentation therefor; (iv) neither the Company nor any of its Subsidiaries has provided any end user of any of the Company's or any of its Subsidiaries' Computer Programs except in circumstances where the use of that Computer Program is subject to the provisions of the Company's end user license agreement (the "End User License Agreements") copies of which have been listed in the Disclosure Schedule; (v) Except as set forth in the End User License Agreements, neither the Company nor any of its Subsidiaries has any obligation or commitment to develop, implement or install modifications, corrections, enhancements, improvements or additional functions of the Computer Programs distributed by the Company or any of its Subsidiaries; (vi) the Company and each of its Subsidiaries has maintained their Computer Programs, including, without limitation, all source code relating thereto, as strictly confidential and a trade secret and has maintained sufficient contractual and other arrangements to protect the confidentiality thereof; and (vii) none of the Equipment or Technology, including without limitation, any of the Computer Programs of the Company or any of its Subsidiaries, contains any trade secret of a third party, there is and has been no infringement or claim of infringement of any rights of third parties in or by the use of such Equipment, Technology, including without limitation, the Computer Programs of the Company or any of its Subsidiaries, there does not exist any facts or circumstances which cause any of the rights represented by the Technology to be unenforceable or which limit or restrict the scope of use, publication, manufacture, distribution, display, adaptation, modification, creation of derivative works, sale or licensing of any of the Computer Programs of the Company or any of its Subsidiaries;

     (ii) INTERFERENCE WITH EMPLOYEES. Neither the Company, any of its Subsidiaries nor any Seller has taken any actions which were calculated to dissuade, or had the effect of dissuading, any present employees, representatives or agents of the Company or any of its Subsidiaries from continuing an association with the Company or any of its Subsidiaries after the Closing.

     (jj) BROKERAGE COMMISSIONS. Neither Sellers, nor any of their Affiliates, nor the Company or any of its Subsidiaries, have dealt with any person, firm or corporation who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other.

     (kk) ADDITIONAL DISCLOSURES. The representations and warranties of Sellers in this Agreement, and all representations, warranties and statements of Sellers contained in any schedule, financial statement, exhibit, list or document delivered pursuant hereto or in connection herewith, do not contain any misstatements of material fact or omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading.

     (ll) DOCUMENTS. The copies of all documents furnished by the Sellers to TCP pursuant to or in connection with this Agreement are complete and accurate. The information contained in the Disclosure Schedule is complete and accurate.

     2.3 REPRESENTATIONS AND WARRANTIES OF CAPACITY. Each Seller, severally and not jointly, represents and warrants to Parent and TCP that with respect to himself, herself or itself only, (a) such Seller has full power and authority to enter into and perform this Agreement and all agreements executed and delivered by such Seller in connection herewith; (b) the Agreement is, and when executed and delivered, Sellers' Ancillary Documents will be, the legal, valid and binding obligations of such Seller, as appropriate, enforceable against such Seller, as appropriate, in accordance with their respective terms; (c) no consent, authorization, order or approval of, or filing or registration with any Governmental Authority is required for or in connection with the consummation by such Seller of the transaction contemplated by this Agreement or by Sellers' Ancillary Documents; (d) neither the execution and delivery of this Agreement or Sellers' Ancillary Documents by such Seller, nor the consummation by such Seller of the transaction contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which such Seller is a party or by which such Seller is bound; and (e) Cindel Holdings Incorporated ("Cindel") (i) is a corporation duly incorporated and organized, validly existing and in good standing, under the laws of Ontario, Canada; (ii) the execution and delivery by Cindel of this Agreement and Seller's Ancillary Documents to the extent Cindel is a party thereto and the performance by Cindel of its obligations hereunder and thereunder have been duly authorized and approved by all requisite corporate action; and (iii) this Agreement has been, and when executed and delivered Seller's Ancillary Documents will be, duly executed and delivered by a duly authorized officer of Cindel to the extent it is a party thereto.

                                    ARTICLE 3

                             POST-CLOSING AGREEMENTS

     3.1 POST-CLOSING AGREEMENTS. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article 3.

     3.2 INSPECTION OF RECORDS. Sellers, on the one hand, and TCP, on the other hand, and their respective Affiliates, shall each retain and make their respective books and records (including expired insurance policies and work papers in the possession of their respective accountants) with respect to the Company and each of its Subsidiaries available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the date hereof, with respect to all transactions of the Company or any of its Subsidiaries occurring prior to and relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Company or any of its Subsidiaries. As used in this
Section 3.2, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

     3.3 USE OF TRADEMARKS. Sellers shall, and shall cause their respective Affiliates to, not use and shall not license or permit any third party to use, any name, slogan, logo or trademark which is similar or deceptively similar to any of the names or trademarks used in connection with the business of the Company or any of its Subsidiaries.

     3.4 HIRING AWAY EMPLOYEES. For a period of two (2) years from the date hereof, Sellers shall, and shall cause their respective Affiliates to, not hire or offer to hire any salaried, technical or professional employees, representatives or agents of the Company or any of its Subsidiaries.

     3.5 CONFIDENTIALITY. Each Seller agrees not to communicate or divulge to any third party, or use for any purpose other than evaluating and carrying out the transaction contemplated hereby, any Confidential Information regarding the Company or any of its Subsidiaries, which information was obtained from any of Sellers, the Company or any of its Subsidiaries. Intending that the term shall be broadly construed to include anything predictable under applicable law, "Confidential Information" means all information, and all documents and other tangible items which record information, which at the time or times concerned is predictable as a trade secret under applicable law. The preceding portions of this Section 3.5 shall not apply to information (i) which was in the public domain or independently received by Sellers from a third party with a right to disclose such information, or (ii) to the extent that disclosure is required by law. Each Seller shall advise the Company of any request, including a subpoena or similar legal inquiry, to disclose any such Confidential Information, so that the Company can seek appropriate legal relief.

     3.6 COVENANT NOT TO COMPETE. As an inducement for TCP to enter into this Agreement, Neil Taylor agrees that: (a) from and after the Closing and continuing for the lesser of two (2) years from the date hereof or the longest time permitted by applicable law, neither Neil Taylor nor any of his Affiliates shall do any one or more of the following, directly or indirectly: (a) engage or participate, anywhere in the continental United States or Canada, as an owner, partner, shareholder, consultant or (without limitation by the specific enumeration of the foregoing) otherwise in any business which is competitive with the Company's, TCP's, Parent's, or any of their respective Subsidiaries' businesses, as conducted on the date hereof or as about to be conducted on the date hereof (a "Competing Business"); or (b) solicit any customer of the Company, TCP, Parent or any of their respective Subsidiaries which has been a customer of the Company, TCP, Parent or any of their respective Subsidiaries within the past one year, to purchase from any source other than the Company, TCP, Parent or any of their respective Subsidiaries any product or service which could be supplied by the Company, TCP, Parent or any of their respective Subsidiaries. Notwithstanding the foregoing, (i) the ownership by Neil Taylor of up to five percent (5%) of the issued capital stock of any publicly traded company involved in a Competing Business by itself shall not constitute a violation of any provision of this Section 3.6; and (ii) actions taken by Neil Taylor pursuant to the terms of the Secured Note shall not constitute a violation of any provisions of this Section 3.6.

     (b) In the event of any breach of paragraph (a) of this Section 3.6, the time period of the breached covenant shall be extended for the period of such breach. Neil Taylor recognizes that the territorial, time and scope limitations set forth in this Section 3.6 are reasonable and are required for the protection of the Company, TCP, Parent and each of their respective Subsidiaries and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Neil Taylor agree to the reduction of either or any of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

     3.7 FURTHER ASSURANCES. The parties shall execute such further documents, and perform such further acts, as may be necessary or desirable to consummate the transactions contemplated by this Agreement and to otherwise comply with the terms of this Agreement.

     3.8 INJUNCTIVE RELIEF. Sellers specifically recognize that any breach of Sections 3.3, 3.4, 3.5 or 3.6 of this Agreement will cause irreparable injury to the Company, TCP, Parent and each of their respective Subsidiaries and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Seller agrees that in the event of any such breach, the Company and TCP shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available.

     3.9  TAX MATTERS.   TCP and Parent hereby covenant that after the Closing
they shall cause the Company to duly prepare and file in a timely manner all Tax Returns required to be filed by it, and pay all Taxes required to be paid by it for the taxation year ending as a consequence of the Closing or any post-closing amalgamation.

     3.10 PARENT GUARANTY.    Parent guarantees to the Sellers the due and
punctual payment and performance in full of the obligations of TCP in this Agreement and in any Ancillary Document (the "Obligations"). The Parent shall be liable for the Obligations as a primary obligor, not merely as a surety. This Guarantee is an unconditional, irrevocable and continuing guarantee of all of the Obligations. The Parent shall indemnify and save the Sellers harmless from and against all loss, cost, damage, expense, claims and liability which it may at any time suffer or incur in connection with any failure by TCP to duly and punctually pay or perform the Obligations. The Sellers shall not be bound to seek or exhaust their recourse against TCP or any other person before being entitled to payment under this Guarantee. Parent renounces the benefits of discussion and division, if applicable.


                                    ARTICLE 4

                                 INDEMNIFICATION

     4.1. GENERAL. From and after the Closing, the parties shall indemnify each other as provided in this Article 4. As used in this Agreement, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any claim for Damages.

     4.2. SELLERS' INDEMNIFICATION OBLIGATIONS. Each of the Sellers shall indemnify, save and keep TCP, Parent and their respective successors and permitted assigns (each a "TCP Indemnitee" and collectively the "TCP Indemnitees") forever harmless against and from all Damages sustained or incurred by any TCP Indemnitee, as a result of or arising out of or by virtue of:

     (a) any inaccuracy in or breach of any representation and warranty made by Sellers to TCP in this Agreement or in any Sellers' Ancillary Document;

     (b) the breach by any Seller of, or failure of any Seller to comply with, any of the covenants or obligations under this Agreement or any Sellers' Ancillary Document to be performed by any Seller (including, without limitation, their obligations under this Article 4); or

     (c) without being limited by paragraphs (a) or (b) of this Section 4.2 (and without regard to the fact that any one or more of the items referred to in this Section 4.2(c) may be disclosed in the Disclosure Schedule or in any documents included or referred to therein or may be otherwise known to TCP at the date of this Agreement or on the date hereof), (i) any action or failure to act, in whole or in part, on or prior to the date hereof with respect to any Plan which the Company or any of its Subsidiaries has at any time maintained or administered or to which the Company or any of its Subsidiaries has at any time contributed; (ii) the violation of any Environmental Law or the presence of any Hazardous Materials upon, about or beneath the Leased Premises or any other property on which the Company's or any of its Subsidiaries' respective businesses has been conducted in the past or the migration to or from Leased Premises or any other property on which the Company's or any of its Subsidiaries' respective businesses has been conducted in the past prior to the date hereof, or arising in any manner whatsoever out of the violation of any Environmental Law pertaining to the Leased Premises or any other property on which the Company's or any of its Subsidiaries' respective businesses has been conducted in the past and the activities thereon, whether foreseeable or unforeseeable, provided such violation commenced prior to the date hereof; (iii) any liability for Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Return) or any liability of the Company or any of its Subsidiaries resulting from amounts required to have been withheld and paid in connection with payments by the Company or any of its Subsidiaries to employees, independent contractors, creditors, shareholders or other third parties arising in any period ending on or before the date hereof; and (iv) any Damages incurred by the Company in connection with the matter involving
Welstead Automation as disclosed in item 2.2(j) of the Disclosure
Schedule.

     4.3. TCP'S AND PARENT'S INDEMNIFICATION COVENANTS. TCP and Parent, jointly and severally, shall indemnify, save and keep Sellers and their respective successors and assigns ("Seller Indemnitees"), forever harmless against and from all Damages sustained or incurred by any Seller Indemnitee, as a result of or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by TCP or Parent to Sellers herein or in any TCP's Ancillary Document; or

          (b) any breach by TCP or Parent of, or failure by TCP or Parent to comply with, any of its covenants or obligations under this Agreement or any TCP's Ancillary Document to be performed by TCP or Parent (including without limitation its obligations under this Article 4).

     4.4. CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the claiming party (the "Indemnified Party") shall promptly (and in no event more than 120 days after the later to occur of incurring Damages or discovering the facts giving rise to the claim) notify the indemnifying parties (the "Indemnifying Parties") of the claim and, when known, the facts constituting the basis for such claim, provided that the Indemnified Party's failure to give such notice shall not affect any rights or remedies of the Indemnified Party hereunder with respect to indemnification for Damages except to the extent that the Indemnifying Parties are materially prejudiced thereby. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Parties shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which they are entitled to indemnification hereunder, without the prior written consent of the Indemnifying Parties (which shall not be reasonably withheld).

     4.5. DEFENSE BY INDEMNIFYING PARTIES. In connection with any claim giving rise to indemnity hereunder or resulting or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Parties, at their sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if they acknowledge to the Indemnified Party in writing their obligations to indemnify the Indemnified Party with respect to all elements of such claim and thereafter diligently conduct the defense thereof. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action with their counsel and at their own expense.
If the Indemnifying Parties do not assume or fail to conduct in a diligent manner the defense of any such claim or litigation resulting therefrom, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, provided, however, that the Indemnified Party shall not settle any such claim or litigation without the prior written consent of the Indemnifying
Parties, which consent shall not be unreasonable withheld, and (b) the Indemnifying Parties shall be entitled to participate in (but not control) the defense of such action, with their counsel and at their own expense. If the Indemnifying Parties thereafter seek to question the manner in which the Indemnified Party defended such third party claim, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend such third party claim in a reasonably prudent manner. Each party agrees to cooperate fully with the other, such cooperation to include, without limitation, attendance at depositions and the provision of relevant documents as may be reasonably requested by the Indemnifying
Parties, provided that the Indemnifying Parties will hold the Indemnified Party harmless from all of their out of pocket expenses, incurred in connection with such cooperation by the Indemnified Party.

     4.6 EXCEPTIONS TO INDEMNIFICATION OBLIGATIONS. Notwithstanding anything to the contrary contained herein, (a) an Indemnified Party shall not be entitled to maintain a claim against any Indemnifying Party in respect of any Damage of any nature suffered or incurred by an Indemnified Party as a result of such party's own gross negligence or wilful misconduct, or as a result of any occurrence, matter or thing the occurrence, existence or non-disclosure of which constitutes a breach of failure of any representation, warranty, covenant or other obligation of any Indemnified Party hereunder; (b) an Indemnified Party shall not be entitled to recover any indirect, incidental, consequential or special damages from any Indemnifying Party; (c) each Indemnified Party shall be obligated to use reasonable efforts to mitigate any Damages sustained by it in connection with any matter for which an Indemnifying Party may have liability to it; (d) except for claims for indemnification for a breach by Neil Taylor of
Section 3.6, which may only be asserted against Neil Taylor, each Seller shall only be obligated to indemnify the TCP Indemnitees for a TCP Indemnitee's aggregate claim for Damages multiplied by such Seller's indemnification percentage set forth on EXHIBIT D attached hereto (the "Indemnification Percentage"); (e) an Indemnified Party shall not be entitled to indemnification pursuant to this Article IV (i) for any claim, or series of related claims, for Damages which are less than $10,000 in the aggregate; and (ii) for any claim, or series of related claims, for Damages that are equal to or exceed $10,000 in the aggregate, until the total amount of Damages incurred by such Indemnified Party with respect to such claims exceeds $50,000 in the aggregate; provided, however, that once the aggregate amount of Damages incurred by such Indemnified Party with respect to such claims exceeds $50,000 in the aggregate, such Indemnified Party shall be entitled to indemnification from the Indemnifying Parties for all amounts of Damages incurred with respect to such claims; (f) except in the case of a matter involving fraud on the part of any Indemnifying Party, all claims for indemnification pursuant to this Article IV must be asserted in writing and delivered to the Indemnifying Party on or prior to the two year anniversary from the date hereof, except for (i) claims for indemnification pursuant to Section 4.2(a) with respect to a breach of Sections 2.2(b), (c), (g) and (k) and Section
2.3 which may be asserted at any time after the date hereof; (ii) claims for indemnification pursuant to Section 4.3(a) with respect to a breach of Sections 2.1(a) or (b) which may be asserted at any time after the date hereof; and (iii) claims for indemnification pursuant to Section 4.2(a) with respect to a breach of Section 2.2(n) or Section 4.2(c)(iii) which may be asserted at any time prior to the expiration of any applicable statute of limitations (other than claims for Damages relating to sales and use taxes which may only be asserted for a period of two years from the date hereof); (g) each Seller's indemnification obligation hereunder shall be limited to the following: (i) such Seller's Indemnification
Percentage; multiplied by (ii) $7,500,000; (h) the TCP Indemnitees' indemnification obligation hereunder shall be limited to $6,000,000; and
(i) with respect to claims for Damages by a TCP Indemnitee relating to sales and use taxes, (i) the $10,000 threshold set forth in subsection
4.6(e)(i) above, shall be deemed to be a $20,000 limitation; and (ii) the aggregate claims for Damages by a TCP Indemnitee shall be limited to fifty percent (50%) of such Damages.

     4.7.  SET-OFF.   Upon the final resolution of a claim for indemnification
pursuant to this Article 4, TCP may, at its sole election, set off its right to receive payment under this Agreement from each Seller, whether for a Seller's breach or otherwise, against amounts owed by TCP to such Seller pursuant to the terms of this Agreement and/or the Seller Note, on a dollar for dollar basis, with any such set off being effective upon the final resolution of such claim for indemnification.

     4.8  EXCLUSIVITY.   The provisions of this Article 4 shall apply to any
Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any Ancillary Document (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in Article 4.


                                    ARTICLE 5

                                  MISCELLANEOUS

     51. PUBLICITY. Except as otherwise required by law or applicable stock exchange rules, press releases concerning this transaction shall be made only with the prior agreement of Sellers and TCP. Except as otherwise required by law or applicable stock exchange rules, no such press releases or other publicity shall state the amount of the consideration payable upon consummation of the transaction contemplated by this Agreement.

     52. NOTICES. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the Canadian mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

          If to Neil Taylor or Merle Taylor:

          7711 - 139 Street
          Edmonton, Alberta
          T5R 0E9
          with a copy to:

          Macleod Dixon
          3700, 400 Third Avenue S.W.
          Calgary, Alberta, Canada T2P 4H2
          Attention: John Ramsay
          Fax: (403) 264-5973

          If to Dennis Radage or Cindel Holdings Incorporated:

          35 Cormack Crescent
          Edmonton, Alberta
          T6R 2E7
          Fax: (403) 436-7857

          with a copy to:

          Macleod Dixon
          3700, 400 Third Avenue S.W.
          Calgary, Alberta, Canada T2P 4H2
          Attention: John Ramsay
          Fax: (403) 264-5973

          If to TCP or Parent:

          c/o Total Control Products, Inc.
          2001 North Janice Avenue
          Melrose Park, Illinois 60160
          Attention: Nicholas Gihl, President
          Fax:  (708) 345-5670
          with a copy to:

          D'Ancona & Pflaum
          30 North LaSalle, Suite 2900
          Chicago, Illinois  60602
          Attention:  Michel J. Feldman
          Fax:  (312) 580-0923

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 5.2.

     5.3. EXPENSES; TRANSFER TAXES. Except as otherwise provided herein, each party hereto shall bear all costs, fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and all agreements executed and delivered in connection herewith and the consummation of the transaction contemplated hereby and thereby, including, without limitation, attorneys', accountants', environmental consultants', brokers' and other professional fees and expenses ("Costs"); provided, however, that (a) up to $75,000 of the aggregate Costs incurred by the Sellers and/or the Company in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, the Amalgamation Agreement, the Support Agreement, the Share Exchange Agreement and any other agreement executed and delivered in connection with any of the foregoing shall be paid by the Company;
(b) any Costs in excess of $75,000 incurred by the Company and/or the Sellers in connection with any of the foregoing shall be the sole responsibility of the Sellers; and (c) Sellers shall be solely responsible for all amounts owed to Concord.

     5.4. ENTIRE AGREEMENT. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each Exhibit, Schedule and the Disclosure Schedule, shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

     5.5. SURVIVAL; NON-WAIVER. All representations and warranties shall survive the Closing regardless of any investigation or lack of investigation by any of the parties hereto. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

     5.6. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     5.7. SEVERABILITY. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     5.8. APPLICABLE LAW. This Agreement shall be governed by, and interpreted and enforce in accordance with, the laws of the Province of Alberta (excluding any conflict of laws, rule or principle which might refer such interpretation to the laws of another jurisdiction) and the laws of Canada applicable therein.

     5.9. BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     5.10. ASSIGNABILITY. This Agreement shall not be assignable by either party without the prior written consent of the other party.

     5.11. AMENDMENTS. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     5.12. HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                       697621 ALBERTA LTD.


                                       By:/s/ Nicholas Gihl
                                          ------------------------------
                                       Title:___________________________

                                       TOTAL CONTROL PRODUCTS, INC.


                                       By: /s/ Nicholas Gihl
                                           -----------------------------
                                       Title:___________________________

                                       SELLERS:


                                       /s/ Neil R. Taylor
                                       ---------------------------------
                                       Neil R. Taylor

                                       /s/ Dennis A. Radage
                                       ---------------------------------
                                       Dennis A. Radage

                                       /s/ Merle D. Taylor
                                       ---------------------------------
                                       Merle D. Taylor

                                       CINDEL HOLDINGS INCORPORATED



                                       By: /s/ Leila Radage
                                       Title:___________________________

                                               EXHIBIT A

                                           CURRENT OWNERSHIP

                                                                                           % OF            Allocation of
                                                                                           Contingent      Cash For Sale
                                                                             Common        Consideration   of Common
Shareholder                               Preferred Shares   Common Shares   Shares Sold   Entitlement     Share
-----------                               ----------------   -------------   -----------   -------------   -------------
Neil R. Taylor                            153,252              670,000         458,950      67.773505%      $1,778,913
                                                                                                            Plus Seller
                                                                                                            Note
Merle D. Taylor                             1,548               80,000          54,800       7.812485%      $  482,241

Dennis A. Radage                             --                234,700         155,950      22.232794%      $1,372,363

Cindel Holdings                              --                 15,300          15,300       2.181221%      $  134,640
Incorporated

                                  EXHIBIT "B"

"NET REVENUES" shall be calculated with a view to including all revenue directly and indirectly derived from the Products and business of the Company and its subsidiaries and shall specifically include the revenues set out in the following table without duplication:

                                  PRODUCT(1)

------------------------------------------------------------------------------------------------------------------------
    METHOD OF                   PROCESS                                                  OTHER
      SALE                     WINDOW(1)                 WALTZ(1)                    PRODUCTS(1),(2)           SUPPORT
------------------------------------------------------------------------------------------------------------------------
     TIS(3)                     100% NR                    100% NR                       100% NR               100% CSP
------------------------------------------------------------------------------------------------------------------------
 TIS Distributors               100% NR                    100% NR                       100% NR               100% CSP
------------------------------------------------------------------------------------------------------------------------
      TCP(4)                  24% SULP                   24% SULP                      24% SULP                 40% CSP
    Bundled(5)
------------------------------------------------------------------------------------------------------------------------
TCP(4) Unbundled(6)
------------------------------------------------------------------------------------------------------------------------
1st $2.5M/$3M pa(7)            100% NR                    100% NR                       100% NR                 40% NR
------------------------------------------------------------------------------------------------------------------------
    After 1st
  $2.5M/$3M pa(8)               50% NR                     50% NR                       100% NR                 40% NR
------------------------------------------------------------------------------------------------------------------------
     Digital(9)                 30% NR                     30% NR                        n/a(10)               n/a(11)
                              w/o CSP(10)                w/o CSP(10)
------------------------------------------------------------------------------------------------------------------------
 Disposition of a     C + L (D DIVIDED BY E)(12)   C + L (D DIVIDED BY E)(12)   C + L (D DIVIDED BY E)(12)    n/a
 Product Line or
   Subsidiary
------------------------------------------------------------------------------------------------------------------------

TABLE DEFINITIONS

CSP = current and deferred revenues earned as a result of customer support programs, including maintenance, support and updates.

NR = revenues earned as a result of sale of Products (where "sale" includes license and resale, but not a disposition), which revenues are net of third party distributors' discounts and commissions.

SULP = Single Unit List Price as of September 4, 1996

TIS DISTRIBUTOR = a distributor of Products appointed by TIS

w/o CSP = licenses offered without CSP

NOTES

1.   All Products include derivate works.
2. "OTHER PRODUCTS" include Products, other than Process Window and Waltz, offered by TIS on September 4, 1996.
3.   TIS = the Company and its Subsidiaries

4. If TCP assumes exclusive control or distribution of a Product or TIS makes a Disposition to TCP of any Product or of any Subsidiary selling any Product, then the revenue relating to such Product shall be treated for the purposes of this table as if TIS had sold the Product through TIS directly. TCP includes TCP's Affiliates and distributors.
5. "BUNDLED" SALES = software/hardware combined Product sales where the software Product is installed when shipped.
6.   UNBUNDLED = all sales other than Bundled sales.
7. 1ST $2.5M/$3M PA = up to the first $US 2,500,000 in revenue in the First Earnout Period and up to the first $US 3,000,000 in revenue in the Second Earnout Period from sales of Process Window and Waltz by TCP, TIS and TIS Distributors, net of third party distributors' discounts and commissions by TCP, TIS and TIS Distributors.
8. AFTER 1ST $2.5M/$3M PA = revenue in excess of $US 2,500,000 in the First Earnout Period and revenue in excess of $3,000,000 in the Second Earnout Period from sales of Process Window and Waltz by TCP, TIS and TIS Distributors net of third party distributors' discounts and commissions.
9.   Digital includes Digital's Affiliates.
10.  Digital will not distribute Other Products.
11.  Subject to further agreement.
12. If a Product or Subsidiary is disposed of to an entity other than TCP during an Earnout Period, the calculation shall be as follows.

     C = NR earned in the Earnout Period in which the disposition occurs, to the date of the Disposition (without duplication of amounts included by any other calculation).
     D = number of days remaining after Disposition in the relevant Earnout Period.
     E = 730
     L = amount received as a result of the Disposition;

and, for greater certainty, if a Disposition occurs during the First Earnout Period the calculation shall be made for each of the Earnout Periods and revenue applied appropriately, with the effect that for the Second Earnout Period the amount added to the Net Revenues shall be equal to 50% of the Disposition Amount.

                                   EXHIBIT C



Seller                             Indemnification Percentage
------                             --------------------------

Neil R. Taylor                            67.773505%

Merle D. Taylor                            7.812485%

Dennis A. Radage                          22.232794%

Cindel Holdings Incorporated               2.181221%



                                      32